Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2015, with respect to the consolidated balance sheet of Westwood
Holdings Group, Inc. as of December 31, 2014 (not presented herein) and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year then ended, included in the Annual
Report of Westwood Holdings Group, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Westwood Holdings Group
Inc. on Forms S-8 (File No. 333-98841, effective August 28, 2002, File No. 333-133963, effective May 10,
2006, File No. 333-160377, effective July 1, 2009, File No. 333-175696, effective July 21, 2011, File No. 333-
187998, effective April 18, 2013, File No. 333-188002, effective April 18, 2013, and File No. 333-203728, effective April 29, 2015).

/s/ Grant Thornton LLP

Dallas, Texas
February 23, 2017